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                                                                EXHIBIT 99.C



                        FINANCING AND SECURITY AGREEMENT



         AGREEMENT made as of November 22, 1996, by and between

         WSMP,INC., a corporation duly organized under the laws of the State of North Carolina having a principal place of business at WSMP Drive, Claremont, North Carolina (the "Borrower") and NATIONAL BANK OF CANADA, a Canadian chartered bank (the "Lender").

         Borrower desires to obtain loans from Lender from time to time on a revolving basis on the security of, inter alia, the Collateral, as herein defined, upon the following terms and conditions:

         1. Lender agrees to extend credit and/or make loans to Borrower from time to time in Lender's discretion up to (a) 85% of the outstanding amount of "Eligible Receivables", as herein defined, in each case which have been assigned, pledged or transferred to Lender or in which Lender holds a security interest, plus (b) 45% of "Eligible Inventory", as herein defined, valued at the lower of cost (determined on a first-in, first-out basis) or market value, less such reserves as Lender in its reasonable discretion elects to establish; provided, however, (i) in no event shall the aggregate principal balance of such extensions of credit and/or loans at any time outstanding exceed $6,000,000.00 (the "Committed Amount") and (ii) in no event shall advances against Eligible Inventory exceed an aggregate principal amount of $3,000,000.00. Lender may, in its reasonable discretion, at and from time to time, increase or decrease the advance percentages to be applied to Eligible Receivables and Eligible Inventory which are contained herein and, in the event such percentages were decreased, such decrease shall become effective immediately for the purpose of calculating the amount which Lender may be willing to advance, or allow to remain outstanding, against Eligible Receivables and Eligible Inventory. Lender may make additional loans, in its sole discretion, based upon its own estimate of the valuation of the total Collateral. All such loans shall bear interest at the rate agreed on from time to time by the parties and at the option of Lender shall be evidenced by notes in form satisfactory to Lender. All loans shall be charged to a loan account in Borrower's name on Lender's books. Lender shall render to Borrower each month a statement of the loan account which shall be deemed to be correct and accepted

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by and binding upon Borrower unless Lender receives a written statement of
Borrower's exceptions within thirty (30) days after such statement has been rendered to Borrower. At Lender's request, Borrower shall execute and deliver to Lender, from time to time, promissory notes, in form satisfactory to Lender to evidence the balances owing in the loan account, but unless and until such notes are requested and delivered, the monthly statements shall be prima facie evidence of the loans and other Obligations owing to Lender by Borrower. All loans and all other amounts chargeable to the loan account under this Agreement shall be payable by the Borrower to the Lender without the necessity of Lender's resorting to or having recourse to any Collateral.

         2. DEFINITIONS

                  2.A. "Collateral" means all Borrower's presently owned and hereafter acquired: Receivables and Inventory and all reserves, balances, deposits, property of the Borrower coming into the possession of Lender, choses in action and general intangibles (except trademarks and service marks) which are directly associated with the Borrower's Receivables and Inventory, and all proceeds thereof. The term shall also include all of Borrower's books and records relating to Receivables, Inventory and all other Collateral.

                  2.B. "Current Assets" means all items which, according to Generally Accepted Accounting Principles, would be classified as current assets on a balance sheet of the Borrower.

                  2.C. "Current Liabilities" means all items which, according to Generally Accepted Accounting Principles, would be classified as current liabilities on a balance sheet of the Borrower.

                  2.D. "EBIT" means, for the applicable period, the Borrower's net income before taxes and Interest Expense as determined in accordance with Generally Accepted Accounting Principles.

                  2.E. "Eligible Inventory" means raw materials, work-in-process, and finished goods Inventory in which Lender has a perfected first priority security interest, reduced by the amount of the obsolescence reserves against Inventory shown on the financial statements of the Borrower, and excluding



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                           (a) Inventory that is subject to any assignment,
                  claim, lien, or security interest other than the lien in favor of Lender;

                           (b) Inventory that is obsolete, damaged, unsalable or
                  otherwise unfit for use;

                           (c) Inventory that is on consignment or Inventory
                  that is packaging supplies, shipping supplies and other similar types of goods, as determined by Lender in its sole discretion;

                           (d) Inventory that the Lender in its reasonable
                  discretion deems to be slow moving inventory and the reserve for slow moving inventory; and

                           (e) Inventory that is otherwise deemed unacceptable
                  by Lender in its reasonable discretion.

                  2.F. "Eligible Receivables" means Receivables in which Lender has a perfected first priority security interest and which meet the following requirements at the time the Receivable is created and continues to meet such requirements until the Receivable is collected:

                           (a) The Receivable is not more than thirty (30) days
                  from the invoice date of such Receivable;

                           (b) The Receivable arose from the performance of
                  services or an outright sale of goods by the Borrower, such goods have been shipped to the account debtor, and the Borrower has possession of, or has delivered to Lender, shipping and delivery receipts evidencing such shipment;

                           (c) The Receivable is not subject to any assignment,
                  claim, lien, or security interest other than the lien in favor of Lender, and Borrower has not made and will not make any further assignment thereof or create any further security interest therein, nor permit Borrower's rights therein to be reached by attachment, levy, garnishment or other judicial process;



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                           (d) The Receivable is not subject to set-off, credit,
                  allowance or adjustment by the account debtor, except discount allowed for prompt payment, and the account debtor has not complained as to its liability thereon and has not returned any of the goods from the sale of which the account arose; provided, however, that all Receivables incurred by the Pierre Frozen Foods Division of Hudson Foods, Inc. (hereinafter "Pierre") or by George A. Hormel Co. (hereinafter "Hormel") or by an entity involved in a co-packing agreement with Borrower which is made known to Lender in advance (hereinafter a "Co-Parker") shall be Eligible Receivables to the extent that the Receivables exceeds the offset, credit allowance or adjustment;

                           (e) The Receivable arose in the ordinary course of
                  Borrower's business and did not arise from the performance of services or a sale of goods to a supplier or employee of the Borrower or to a subsidiary or affiliate of the Borrower; provided, however, that Receivables of Pierre, Hormel or a Co-Packer which otherwise would be Eligible Receivables hereunder, shall not be disqualified under this subsection as either a supplier or an affiliate;

                           (f) No notice of bankruptcy, insolvency or
                  receivership of the account debtor has been received by or is known to the Borrower;

                           (g) The Receivable did not arise out of a contract
                  with the United States or any department, agency or instrumentality thereof;

                           (h) The Receivable is not owing from an account
                  debtor located outside of the United States or Canada; and

                           (i) Lender has not notified the Borrower that the
                  Receivable or account debtor is, in the reasonable judgment of the Lender, unsatisfactory.

                  Eligible Receivables shall be further reduced by all finance charges accrued against Receivables.



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                  2.G. "Generally Accepted Accounting Principles" means those principles of accounting set forth in pronouncements of the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, as such principles are from time to time supplemented and amended, applied for the period on a basis comparable in all material respects to those applied in the most recent preceding period.

                  2.H. "Interest Expense" means, for the applicable period, interest expense incurred during such period by the Borrower, determined in accordance with Generally Accepted Accounting Principles.

                  2.I. "Inventory" means all of Borrower's Bakery Division or Ham Curing Division inventory, as defined in the Uniform Commercial Code, and all forms of merchandise in which the Borrower may have an interest, whether or not specifically pledged or consigned, including but not limited to, all finished and unfinished merchandise, work in process, materials and supplies of every nature used or usable in connection with the manufacture, packing, shipping, advertising or sale of such merchandise, all such items in transit or whether or not in the Borrower's constructive, actual or exclusive possession or held by the Borrower or others for the Borrower's account and wherever the same may be located, including but not limited to, inventory which may be upon the premises of any carriers, forwarding agents, warehousemen, vendors, finishers or processors or other third parties who may have possession of such items, and all documents of title relating to such items, the cash and non-cash proceeds thereof, including but not limited to proceeds realized from the sale of such items and insurance proceeds. The parties acknowledge that inventory supplied by, and the property of, Pierre, Hormel or a Co-Packer is not the subject of this Agreement.

                  2.J. "Obligations" shall mean all loans and advances from time to time made by Lender to the Borrower and to others at the Borrower's request or for the Borrower's account, and all other existing and future indebtedness and liabilities which may be owing from time to time by the Borrower to Lender under this Agreement or any other agreement which may now or hereafter be entered into by the Borrower with Lender, whether absolute or contingent, joint


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         or several, matured or unmatured, direct or indirect, whether primary or secondary, including, but not by way of limitation, (i) all indebtedness and liabilities of the Borrower to Lender under any applications for letters of credit now or hereafter executed by the Borrower in favor of Lender and (ii) the Lender's charges in connection herewith, all charges and fees Lender may incur in filing public notices and any local taxes relating thereto, the charge of any attorneys whom Lender may engage in preparing and filing documents, making title searches and rendering opinion letters, all costs and expenses (including reasonable attorney's fees) incurred by Lender to enforce payment or to otherwise effect collection of any Receivables, as well as all expenses incurred in protecting, maintaining, preserving, enforcing or foreclosing the pledge, lien and security interest in Collateral granted to Lender herein, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions or proceedings arising out of or relating to Lender's transactions with the Borrower.

                  2.K. "Person" means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any governmental authority.

                  2.L. "Receivables" means, but is not limited to, all accounts, contract rights, checks, notes, drafts, acceptances, instruments, chattel paper, rental receivables, installment payment obligations, general intangibles, and all other obligations for the payment of money created by the Borrower or acquired by the Borrower from others involving the purchase of ham or baked products from the Borrower's Bakery Division or Ham Curing Division, all cash and non-cash proceeds thereof, and contracts, documents, invoices and other instruments evidencing the same, all security therefor, guarantees, and all of the Borrower's rights to any property sold or leased which is represented thereby, whether or not such Receivables are specifically assigned, which Receivables are created or otherwise arise out of the sale of merchandise or the rendering of services by the Borrower.

                  2.M. "Tangible Net Worth" means at any time, the Borrower's net stockholders' equity, determined in


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         accordance with Generally Accepted Accounting Principles, plus indebtedness of the Borrower which is subordinated to indebtedness of the Borrower to Lender on terms and conditions approved by Lender, minus the book value of assets which would be treated as intangibles under Generally Accepted Accounting Principles, including, but not limited to, goodwill, trade names, trademarks, copyright, patents and unamortized debt discount and expenses.

                  2.N. "Total Liabilities" means all obligations of Borrower required by Generally Accepted Accounting Principles to be reported as liabilities (including deferred taxes) on the balance sheet of the Borrower.

                  2.O. "Working Capital" means Current Assets minus Current Liabilities (with this revolving credit facility deemed to be short-term debt).

                  2.P. The terms "account," "contract rights," "instruments," "chattel paper," "general intangibles," "inventory" and "proceeds" as used herein, shall have the same meanings as they have in the Uniform Commercial Code as in effect in North Carolina.

         3. As security for the Obligations, including without limitation all loans and advances made and to be made by Lender to Borrower hereunder, Borrower does hereby grant to Lender a lien on and security interest in and to the Collateral.

         4. Borrower shall pay to the Lender an audit fee of $300.00, to be paid upon the completion of each audit, such audit to be conducted every one hundred twenty (120) days.

         5. In consideration of Lender's commitment to make loans and advances hereunder, Borrower agrees to pay to Lender on the date of this Agreement a commitment fee of $10,000.00, $5,000.00 of which has been received by Lender.

         6.A. In the event that Lender shall have determined that the adoption of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or by any court, or compliance by Lender (or any lending office of Lender)


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with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Lender's capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender's policies, as the case may be, with respect to capital adequacy) by an amount deemed by Lender to be material, then from time to time Borrower shall pay to Lender such additional amount or amounts as will compensate Lender for any such reduction suffered. Within a reasonable time after making a request for such additional amount hereunder, Lender will furnish to Borrower a statement certifying the amount of such reduction and describing the event giving rise to such reduction, which determination shall be conclusive absent manifest error.

         6.B. Failure on the part of Lender to demand compensation for any reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of Lender's rights to demand compensation for any reduction in amounts received or receivable or reduction in return on capital in such period or in any other period. The protection of this Section 6 shall be available to Lender regardless of any possible contention of invalidity or inapplicability of the law, regulation or condition which shall have been imposed.

         7. With respect to the collection of Receivables:

                  7.A. After the occurrence of an event of default as specified in Section 16, Lender shall have the right to notify debtors and account debtors, at any time in Lender's discretion, that certain Collateral has been assigned to Lender and to collect the same directly in Lender's own name, but unless and until Lender exercises that right Borrower shall be privileged to collect Receivables for Lender. Payments by debtors and account debtors by credit card shall be paid directly to Borrower who will issue a check for that amount to the blocked account described below. Borrower shall not commingle any of the remittances received by it with any of the Borrower's other property or monies, but shall segregate all such remittances and hold them in trust in a lockbox controlled by Lender or in a blocked account with electronic transfer at a local bank


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         acceptable to Lender for Lender as Lender's exclusive property and deliver to Lender in original form and on the day of receipt, all checks, drafts, notes, instruments, acceptances, cash and other evidences of payment, applicable to any Collateral. The Lender will immediately credit all such payments to Borrower's account after charging two banking days for collection of checks and other instruments.

                  7.B. All records, ledger sheets, correspondence, invoices, documents and instruments relating to or evidencing Receivables shall, until delivered to Lender or removed by Lender from the Borrower's premises, be kept on the Borrower's premises, at the address specified in Section 14(xviii), without cost to Lender, in appropriate containers in safe places. Lender shall at all reasonable times have full access to and the right to audit Borrower's books and records, to confirm and verify all Receivables and to do whatever else Lender deems necessary to protect its interest. Borrower will immediately, upon learning thereof, report to Lender all reclaimed, repossessed or returned merchandise, claims of any customer and any other matter affecting the value, enforceability and collectibility of Receivables. All claims and disputes with any customer or obligor are to be promptly adjusted with Lender's prior approval by Borrower at Borrower's own cost and expense.

         8. With respect to all Collateral:

                  8.A. Borrower represents, warrants and agrees that Borrower shall take any and all steps as Lender may request to create and maintain in Lender's favor a valid and first priority perfected security interest in and pledge of, all Collateral, whether now existing or created from time to time hereafter, and, with respect to all Receivables, (a) Borrower shall provide Lender with confirmatory assignment schedules, in form satisfactory to Lender of all Receivables, promptly upon the creation of same, copies of invoices and/or other documents as Lender may require, evidences of shipment or delivery, and all other additional information and documents concerning same as Lender may require; (b) at the time pledged to Lender, absolute title to the Collateral, free and clear of all liens, encumbrances and security interests (except as to Lender and holders of purchase money security interests) will be vested in Borrower and no previous assignments, transfers or security


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         interests will then be in effect (other than purchase money security interests), nor will there be in effect any other agreements, notices, financing statements, or otherwise which will in any way impair or affect Lender's first lien upon, security interest in and pledge of such Collateral; (c) each Receivable as of the date when pledged to Lender, (i) will represent a valid and legally enforceable indebtedness, according to its terms and as represented by the assigned invoice; (ii) to the best of Borrower's knowledge, the account debtor of an Eligible Receivable will be liable for and will make payment of the amount expressed in such invoice and according to its terms; (iii) to the best of Borrower's knowledge, will be subject to no dispute or claim by the account debtor as to price, terms, quality, quantity, delay in shipment, offsets, counterclaims, contra-accounts or any other defense of any other kind and character except as may be the case in Borrower's transactions with Pierre, Hormel or a Co-Packer; (iv) to the best of Borrower's knowledge, will not be subject to discounts, deductions, allowances, offsets, or special terms of payment which were not shown on the face of the invoice; (v) will not represent a delivery of goods upon "consignment", "guaranteed sale", "sale or return", "payment on reorder" or similar terms except as may be the case in Borrower's transactions with food brokers concerning the return of products with expired expiration dates from retail outlets; and (vi) will not be subject to any prohibition or limitation upon assignment or pledge.

                  8.B. With respect to Inventory, Borrower warrants and represents that (a) the same shall be free and clear of all encumbrances (other than purchase money security interests) and the Borrower shall be the absolute owner thereof; (b) such Inventory shall be kept at the addresses specified in Section 21 and Borrower shall promptly notify Lender of any change thereof; and (c) Borrower shall defend Lender's security interest in the Inventory against any claims or demands of third parties and will promptly pay, when due, all taxes or assessments levied on account of the Inventory.

         9. Borrower will furnish, as to all Receivables, such agings and other financial information as Lender requests from time to time and all delivery receipts relating to such Receivables. Borrower will at all times keep accurate and complete records and accounts in accordance with Generally


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Accepted Accounting Principles. Borrower represents and warrants that financial statements delivered by the Borrower to Lender at or prior to the execution of this Agreement accurately reflect the financial condition and operations of the times and for periods therein stated, that Borrower is solvent, and that there is no tax lien notice presently filed or judgment entered against the Borrower or levy or attachment upon the Borrower's property.

         10. Borrower shall perform any and all steps requested by Lender to perfect Lender's lien on and security interest in the Collateral, such as leasing warehouses to Lender, placing and maintaining signs, appointing custodians, filing notices of lien, maintaining stock records and transferring Inventory to warehouses. If any Inventory remains in the possession or control of Borrower's agents or processors, Borrower shall notify such agents or processors of Lender's instructions. Borrower agrees to maintain books and records pertaining to the Inventory in such detail, form and scope as Lender shall require, and Borrower agrees to notify Lender promptly of any change in Borrower's name, mailing address, principal place of business or locations of the Inventory. Borrower will also advise Lender promptly, in sufficient detail, of any substantial change relating to the type, quantity or quality of the Inventory, or any event which would have a material effect on the value of the Inventory or on the lien and security interest granted to Lender herein. A physical listing of all Inventory, wherever located, shall be taken by Borrower whenever requested by Lender, and a copy of each such physical listing shall be supplied to Lender. Lender may examine and inspect the Inventory at any time. Borrower will execute and deliver to Lender from time to time, upon demand, such supplemental agreements or documents relating to Inventory, or instruments of indebtedness, in order that the full intent and purpose of this Agreement may be carried into effect.

         11. Borrower shall have the Inventory insured in Lender's name against loss or damage by fire, theft, burglary, pilferage, loss in transportation and such other hazards as Lender shall specify, by insurers approved by Lender, in amounts satisfactory to Lender and under policies containing loss payable clauses to Lender as Lender's interest may appear. If Borrower fails to do so, Lender may procure such insurance and the cost of such insurance shall be deemed an Obligation and will be payable to Lender on demand with interest at the rate then applicable to loans hereunder. Insurance policies or certificates will be


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deposited with Lender, if Lender so requires. Borrower agrees that the proceeds of all such insurance, if any loss should occur, shall be applied to the replacement of any of the Inventory damaged or destroyed if (i) there exists no event of default as specified in Section 16 which has not been waived or cured within applicable periods; (ii) the Borrower presents sufficient evidence to Lender that there are sufficient funds from the insurance proceeds and from equity funds, if needed, to completely restore or repair the damaged Inventory;
(iii) the Borrower presents sufficient evidence to Lender that the damaged Inventory will be restored prior to the maturity of the Obligations; and (iv) Lender will not incur any liability to any other person as a result of such use of insurance proceeds. If the conditions set forth herein are not satisfied within ninety (90) days of loss, then Lender, at its option, shall apply any insurance proceeds to the payment of any or all of the Obligations. Lender shall have the right, in Borrower's name or in Lender's name, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be made thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments, or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

         12. Borrower hereby constitutes and appoints Lender or such person as Lender may name from time to time, as the Borrower's attorney-in-fact and at the Borrower's costs and expenses such attorney-in-fact shall be empowered after the occurrence of an event of default as specified in Section 16, which has not been waived or cured within applicable periods, to exercise at any time all or any of the following powers: to receive, take, endorse, assign and deliver in Lender's name or the Borrower's any and all checks, notes, drafts and other instruments relating to Collateral, including receiving, opening and properly disposing of all mail addressed to the Borrower concerning Receivables and to notify postal authorities to change the address for delivery of mail to such address as Lender may designate; to sign the Borrower's name on any invoice or bill of lading relating to any account, drafts against account debtors, on schedules and assignments of Receivables, on notices of assignment, financing statements and other public records, on verifications of accounts and on notices to account debtors; to send requests for verification of Receivables to account debtors; to transmit to account debtors notice of Lender's interest


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therein, and to request from such account debtors notice of Lender's interest therein, and to request from such account debtors at any time in the Borrower's name or Lender's or that of Lender's designee, any information concerning the Receivables and the amounts owing thereon, and to notify account debtors that payment be made directly to Lender; to take or bring at the Borrower's cost in the Borrower's name or Lender's all steps, actions and suits deemed by Lender necessary or desirable to effect collection of Receivables, including, to enforce payment of any Receivable assigned to Lender; to settle, compromise, or release in whole or in part, any amounts owing on Receivables; to prosecute any action or proceeding with respect to Receivables; to extend the time of payment of any and all Receivables; to make allowances and adjustments with respect thereto; to issue credit in Lender's name or the Borrower's, and to do all other things necessary to carry out this agreement. Borrower ratifies and approves all acts of such attorney-in-fact. Neither Lender nor the attorney-in-fact will be liable for any acts of commission or omission nor for any error of judgment or mistake of fact or law except for gross negligence, recklessness, or intentional conduct. This power, being coupled with an interest, is irrevocable so long as any Obligation remains unpaid or this Agreement is in effect.

         13. The Borrower represents and warrants that:

                (i)        (a) the Borrower is a corporation, duly organized,
                  validly existing and in good standing under the laws of the state of its incorporation;

                           (b) the Borrower has the corporate power and
                  authority to own its properties and assets and to carry on its business as now being conducted;

                           (c) the Borrower has the corporate power and
                  authority to execute and perform this Agreement, to borrow hereunder and to execute and deliver this Agreement and all other certificates, instruments and documents with respect to the indebtedness of the Borrower hereunder; provided, however, the parties acknowledge that this Agreement is part of a comprehensive refinancing of indebtedness by the Borrower, the result of which is to replace certain revolving debt held by NationsBank, N.A. and certain term indebtedness held by Aetna Life Insurance Company,


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                  et. al., with the indebtedness reflected in this Agreement and certain term indebtedness to be provided by other lenders, all of which will have similar debt covenants and all of which are to be effective on or before December 31, 1996. As part of this comprehensive refinancing, the parties further acknowledge that in the course of replacing certain indebtedness with other indebtedness, the Borrower may from time to time be in temporary technical noncompliance with the loan agreements of one or more of its existing lenders, which may arise due to differing closing dates for the Borrower's replacement indebtedness, or from differing timetables for formal loan compliance waivers. The parties agree that these temporary technical noncompliance issues do not and will not constitute a violation of the representations and warranties of this Paragraph 13;

                           (d) when executed and delivered, this Agreement, and
                  all collateral documents executed in connection therewith (the "Loan Documents") will be valid and binding obligations of the Borrower and will be, subject to applicable bankruptcy, moratorium, insolvency, reorganization and other similar laws affecting the enforcement of creditors' rights generally and to the availability of equitable remedies, enforceable in accordance with their respective terms;

                           (e) the Borrower has no subsidiaries except as set
                  forth on Exhibit A;

                           (f) the Borrower does not own an interest in any
                  Person except as set forth on Exhibit B;

                  (ii) the execution, delivery and performance of the Loan Documents

                           (a) have been duly authorized by all requisite
                  corporate action of the Borrower required for the lawful creation and issuance thereof;

                           (b) do not violate any provisions of law, any order
                  of any court or other agency of government, and do not violate the charter documents or by-laws of the

                  Borrower or any provisions of any material agreement or instrument to which the Borrower is a party;

                           (c) will not be in conflict with, result in a breach
                  of or constitute an event of default nor an event which, upon giving of notice or lapse of time, or both, would constitute such an event of default under any material agreement or instrument to which the Borrower is a party;

                           (d) will not result in the creation or imposition of
                  any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Borrower other than liens in favor of Lender;

                       (iii) other than as previously disclosed to Lender, there is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or agency or arbitral body now pending, or to the knowledge of the Borrower, threatened by or against or affecting the Borrower or any properties or rights of the Borrower which, if adversely determined, would materially be expected to impair the right of the Borrower to carry on its business substantially as now conducted or would have a material adverse effect on the financial condition, business or result of operations of the Borrower;

                        (iv) the Borrower has filed or caused to be filed all federal, state and local tax returns which are required to be filed and have paid or caused to be paid all taxes as shown on said returns or on any assessment received by it, to the extent that such taxes have become due, except taxes being contested in good faith and against which adequate reserves have been maintained under Generally Accepted Accounting Principles;

                         (v) the Borrower is not

                           (a) a party to any judgment, order, decree or any
                  agreement or instrument or subject to corporate restrictions which would have a material adverse effect on the financial condition, business or results of operations of the Borrower;

                           (b) in material default in the performance,
                  observance or fulfillment of any of the material obligations, covenants or conditions contained in any material agreement or instrument to which it is a party;

                        (vi) neither the nature of the Borrower nor its business or properties, nor any relationship between the Borrower, and any other person, nor any circumstance in connection with the offer, issue, sale or delivery of this Agreement is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any governmental authority on the part of the Borrower as a condition to the execution and delivery of this Agreement;

                       (vii) the Borrower has not incurred any accumulated unfunded deficiency within the meaning of the Employee Retirement Income Security Act of 1974 ("ERISA") or incurred any material liability to the Pension Benefit Guaranty Corporation ("PBGC") established under such Act (or any successor thereto under such Act) in connection with any employee benefit plan established or maintained by the Borrower;

                      (viii) the business of the Borrower has been operated in compliance in all respects with all applicable federal, state and local laws, regulations, orders, ordinances, judgments and decrees (including, for example, matters relating to the environment, discrimination, employment and health and safety), except for such matters, if any, as may have been previously disclosed by the Borrower to the Lender in writing and for violations which do not and will not have a material adverse effect on the financial conditions, business or results of operations of the Borrower. All material permits, certificates, licenses, approvals, and other authorizations that are required in connection with the operation of the respective businesses of the Borrower has been issued, and, as of the date hereof and immediately thereafter the Borrower will have all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of its business;

                  (ix) the Borrower does not purchase livestock directly from any party and is not subject to the Packers and Stockyards Act (7 U.S.C.A. Section 181 et. seq.); and

                  (x) as of the date of each extension of credit under this Agreement, the representations and warranties made by the Borrower in this Section 13 or which are contained in any certificate furnished at any time under or in connection with this Agreement shall be true and correct in all material respects on and as of the date of such extensions of credit as if made on and as of such date.

         14. The Borrower hereby covenants with Lender and warrant that, from the date hereof until such later date as all of the Obligations are paid and satisfied in full and this Agreement is terminated in accordance with its terms, it will:

                  (i) as soon as practical and in any event not later than ninety (90) days after the end of each fiscal year, deliver to Lender audited financial reports of the Borrower, including a balance sheet of the Borrower as at the end of such fiscal year, and the notes thereto, and the related statements of income and retained earnings and the notes thereto and statement of cash flow for such fiscal year, setting forth in each case comparative financial statements for the corresponding period in the preceding year, all prepared in accordance with Generally Accepted Accounting Principles, and containing an unqualified opinion of independent certified public accountants selected by Borrower and acceptable to Lender;

                  (ii) as soon as practical and in any event not later than within thirty (30) days after the end of each accounting period, deliver to Lender financial reports, including a balance sheet of Borrower as at the end of such accounting period and statements of income and retained earnings of Borrower as at the end of such accounting period, setting forth in each case comparative financial statements for the corresponding accounting period in the preceding year, in a form acceptable to Lender, and approved and signed by a duly authorized officer of the Borrower as presenting fairly the financial condition of the Borrower;

                  (iii) deliver with each financial statement required in (i) and (ii) above a certificate from the

         Borrower's duly authorized officer stating, on behalf of the Borrower, that there exists no default under this Agreement;

                  (iv) as soon as practical and in any event not later than within forty-five (45) days after the end of each quarter, deliver to Lender a compliance certificate in the form attached hereto as Exhibit C;

                  (v) deliver to Lender weekly borrowing base certificates including a contra account update;

                  (vi) as soon as practicable and in no event later than the end of each fiscal year, a forecast for the twelve (12) month period commencing on the first day after the end of such fiscal year, of the financial statements of Borrower, including balance sheets, income statements, statements of cash flow, and cash flow projections, and an annual capital expenditures budget of Borrower for such twelve (12) month period, all in reasonable detail and form satisfactory to Lender;

                  (vii) promptly, from time to time, deliver to Lender such other information regarding Borrower's operations, business affairs and financial condition as Lender may reasonably request. Lender is hereby authorized to deliver a copy of any such financial information delivered hereunder to Lender to any regulatory authority having jurisdiction over Lender;

                  (viii) maintain all personal property in good working order and condition and make all needed repairs, replacements and renewals as is necessary to conduct its business in accordance with prudent business practices;

                  (ix) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence;

                  (x) comply with or contest in good faith all statutes and governmental regulations (including all federal, state and local requirements relating to protection of health or the environment) in connection with the operation of Borrower's businesses;

                  (xi) pay all taxes, assessments, governmental charges, claims for labor, supplies, rent and any other obligation which, if unpaid, might become a lien against any of its properties except liabilities being contested in good faith and against which, if requested, by Lender, reserves in accordance with Generally Accepted Accounting Principles will be established;

                  (xii) without limiting the specific requirements of Section 11 hereof, at all times keep its insurable properties insured, to such extent and against such risks, including, without limitation, public liability insurance, worker's compensation and other insurance required by law, as is customary with companies of comparable size in the same or similar business;

                  (xiii) without limiting the specific requirements of Section 11 hereof, maintain insurance covering real property and tangible personal property subject to a lien or security interest in favor of Lender that shall provide that, in case of each separate loss, the full amount of insurance proceeds with respect thereto shall be payable to the Lender as mortgagee, secured party, or otherwise as its interests may appear;

                  (xiv) preserve, protect, retain and maintain free from encumbrances, all patents, licenses trademarks, trademark rights, tradenames, tradename rights and copyrights used or useful in the conduct of its businesses and maintain all other properties and assets used or useful in the conduct of its businesses in good repair, working order and condition and from time to time cause to be made all proper replacements, betterments and improvements thereto;

                  (xv) keep true books of records and accounts in accordance with Generally Accepted Accounting Principles, and in which full, true and correct entries will be made of all of Borrower's dealings and transactions;

                  (xvi) permit any officer, employee or agent of Lender designated in writing by Lender, to visit and inspect the Borrower's properties and records, at such times as Lender may reasonably request upon reasonable notice and during ordinary business hours;

                  (xvii) make prompt payment of all contributions required under all employee benefit plans ("Plans") and required to meet the minimum funding standard set forth in ERISA with respect to its Plans; (b) upon the request of Lender furnish to Lender copies of each annual report/return (Form 5500 Series), as well as all schedules and attachments required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA, and the regulations promulgated thereunder, in connection with each of its Plans for each plan year; (c) notify Lender immediately of any fact, including, but not limited to, any Reportable Event (as defined in ERISA) arising in connection with any of its Plans, which might constitute grounds for termination thereof by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Plan, (d) provide Lender with a statement, if requested by Lender, as to the reason therefor and the action, if any, proposed to be taken with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC or a statement that said notice will be filed with the annual report to the United States Department of Labor with respect to such Plan if such filing has been authorized, (e) promptly after receipt thereof, provide Lender with a copy of any material notice to Borrower or any of the Controlled Group may receive from the United States Department of Labor, the Internal Revenue Service or the PBGC with respect to such Plan; and (f) furnish to Lender, upon its request, such additional information concerning any of its Plans as may be reasonably requested;

                  (xviii) maintain its place of business, or if it has more than one place of business, its chief executive office at WSMP Drive, Claremont, North Carolina 28610;

                  (xix) maintain Tangible Net Worth of at least (a) $15,000,000.00 on February 28, 1997 and (b) for each fiscal year thereafter an amount equal to the prior fiscal year's Tangible Net Worth requirement plus fifty percent (50%) of the Borrower's after-tax profits for the fiscal year then ended;

                  (xx) maintain a ratio of Total Liabilities to Tangible Net Worth of not more than 2.0 to 1.0 on February 28, 1997 and on each fiscal quarter thereafter;

                  (xxi) maintain Working Capital of at least $400,000.00 on February 28, 1997 and on each fiscal quarter thereafter; and

                  (xxii) maintain a ratio of EBIT to Interest Expense of at least 1.35 to 1.0 for the twelve month period ending on February 28, 1997 and on each fiscal quarter thereafter.

         15. Borrower hereby covenants with Lender and warrants that, from the date hereof until such later date as all of the Obligations are paid and satisfied in full and this Agreement is terminated in accordance with its terms, it will not, without the prior consent of Lender:

                  (i) incur, create, assume or permit to exist any indebtedness for borrowed money, howsoever evidenced, or its equivalent (including, but not limited to, capitalized lease indebtedness) other than (a) indebtedness incurred to Lender, (b) purchase money indebtedness, (c) indebtedness in excess of $1,000,000.00 in any fiscal year and (d) indebtedness set forth on Exhibit D;

                  (ii) incur, create or permit to exist any pledge, security interest, lien, charge or other encumbrance of any nature whatsoever on the Borrower's property (including the Collateral), whether now owned or hereafter acquired, other than (a) the liens and security interests in favor of Lender, (b) liens and security interests on property other than the Collateral not in excess of $1,000,000.00 in any fiscal year and (c) liens incurred in connection with the indebtedness set forth on Exhibit D;

                  (iii) repurchase, redeem or retire any of its capital stock in excess of $200,000.00 in any fiscal year;

                  (iv) guarantee, assume, sell with recourse, endorse, contingently agree to purchase, become surety for, or otherwise become liable upon the obligation of any other Person, firm or corporation in excess of $500,000.00 in any fiscal year other than by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

                  (v) make or permit any change in the (i) control of the Borrower by HERTH Management, Inc. or (ii) control of

         HERTH Management, Inc. by James C. Richardson, Jr., Richard F. Howard and David R. Clark; or

                  (vi) purchase livestock directly from any Person.

         16. If Borrower fails to pay when due any balances owing in the loan account or under any promissory note executed in connection herewith, or fails to pay any other amounts owing to Lender under this or any other agreement between Lender and Borrower or under any other promissory note or instrument given to Lender, including without limitation the failure to pay any Obligation when due and such default is not remedied within ten (10) business days after receipt of written notice of the default from Lender to Borrower; or Borrower breaches any of the provisions of this Agreement (including any of the covenants set forth in Sections 14 and 15 hereof) or any other agreement between the parties and such default is not remedied within thirty (30) days after receipt of written notice of the default from Lender to Borrower; or Borrower fails to furnish promptly any financial or Collateral reports requested by Lender from time to time and such default is not remedied within thirty (30) days after receipt of written notice of the default from Lender to Borrower; or any statements furnished by Borrower relating to the Receivables, the operations and financial condition of Borrower or any other representation or warranty made by Borrower in this Agreement or any document, certificate, statement or report heretofore or hereafter made by Borrower to Lender proves to be false in any material respect; or if Borrower fails to give immediate notice to Lender of the occurrence of any event of default described herein; or if the Borrower becomes insolvent, or is unable to meet its debts as they mature, or suspend operations or discontinue its businesses as a going concern; or make an assignment for the benefit of creditors; or there is filed by or against the Borrower a petition under the Bankruptcy Code and if filed against Borrower such petition is not set aside within sixty (60) days after such filing or any proceeding is commenced by or against the Borrower under any insolvency laws; or a receiver or trustee is appointed to administer the assets or affairs of the Borrower; or a judgment is entered or an attachment is levied against the assets of the Borrower which in the sole opinion of Lender will adversely affect the Borrower's ability to perform this Agreement or which in Lender's judgment will impair the enforceability of Lender's lien upon and security interest in the Collateral and such judgment or lien is not removed or satisfied or a bond posted in the amount of such lien within forty-five (45) days after such lien is filed or judgment is entered; or any creditor of the Borrower forecloses upon or takes possession of any assets of the Borrower under any claim of lien or security interest; or if any event occurs which materially adversely affects the value of the Collateral; or if the Borrower should default in the performance of any obligation with respect to any money borrowed from another lender (including capitalized lease obligations); or then upon any one of such events, Lender may declare this Agreement in default and all amounts owing under this Agreement and all other Obligations owing by the Borrower to Lender shall, without demand or notice, immediately become due and payable (notwithstanding that the maturity date or dates expressed in any evidence of such indebtedness may be otherwise) and Lender may foreclose Lender's lien or security interest in the Collateral in any way permitted by law, and Lender shall have, without limitation, the remedies of a secured party under the Uniform Commercial Code. Lender may thereupon enter the Borrower's premises without legal process and without incurring liability to the Borrower and remove the same to such place as Lender may deem advisable, or Lender may require the Borrower to make the Collateral available to Lender at a convenient place and, with or without having the Collateral at the time or place of sale, Lender may sell or otherwise dispose of all or any part of the Collateral whether in its then condition or after further preparation or processing, either at public or private sale or at any broker's board, with or without notice and with or without advertisement, in lots or in bulk, for cash or for credit, at any time or place, in one or more sales, and upon such terms and conditions as Lender may elect. At any such sale Lender may be the purchaser. If any Inventory shall require rebuilding, repairing, maintenance, preparation, or is in process or other unfinished state, Lender shall have the right, at Lender's option, to do such rebuilding, repairing, preparation, processing or completing of manufacturing, for the purpose of putting the Inventory in such saleable form as Lender shall deem appropriate subject to the concurrence of the Borrower and the liability insurance provider, such concurrence not to be unreasonably withheld.

         17. The proceeds from any sale shall first be applied to any costs and expenses in securing possession of the Inventory, storing, repairing and finishing for sale, and to any expenses in connection with the sale. The net proceeds will be applied toward the payment of any and all Obligations to Lender, including interest, reasonable attorneys' fees and all other costs and expenses. Application of the net proceeds as,to particular Obligations or as to principal or interest shall be in Lender's absolute discretion. Any deficiency will be paid to Lender forthwith upon demand and any surplus will be paid to Borrower if Borrower is not indebted to Lender under any other Obligation. The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any rights shall not preclude the exercise of any other rights, all of which shall be cumulative.

         18. To the extent that any of Borrower's Obligations to Lender are now or hereafter secured by property other than the Collateral, or by a guarantee, endorsement or property of any other person, firm or corporation, then Lender shall have the right to proceed against such other property, guarantee, or endorsement upon Borrower's default in the payment of any Obligation or in any of the terms, covenants or conditions contained herein, and Lender shall have the right in Lender's sole discretion to determine which rights, security, liens, security interests or remedies Lender shall at any time pursue, relinquish, subordinate, modify or take any other action with respect thereto, without in any way modifying or affecting any of them or any of Lender's rights or Borrower's Obligations hereunder.

         19. The lien, rights and security interest granted to Lender herein are to continue in full force and effect, notwithstanding the termination of this Agreement or the fact that the principal account maintained in Borrower's name on Lender's books may from time to time be temporarily in a credit position, until the final payment to Lender in full of all Obligations and indebtedness due Lender by Borrower, together with interest thereon. Lender's delay or omission to exercise any right shall not be deemed to waiver thereof or of any other right, unless such waiver be in writing. A waiver on one occasion shall not be construed as a bar to or waiver of any rights or remedies on any future occasion.

         20. During the term of this Agreement, none of the Collateral will be pledged, assigned or granted as security to any other person other than purchase money security interests and none are now assigned, pledged or granted as security other than to Lender and other than holders of purchase money security interests. This Agreement shall govern all Receivables pledged by Borrower under any trade styles used by it. With respect to all present and future Collateral, Borrower will make appropriate entries in their books, and execute and deliver all papers and instruments, and do all things necessary to evidence and effectuate Lender's security interest therein. Lender is hereby authorized to file financing statements without Borrower's signatures in accordance with the terms of Section 13 hereof.

         21. All Inventory of the Borrower shall be maintained at the following location and none other:

                              WSMP Drive
                              Claremont, North Carolina 28610

                              United Refrigerated Services
                              1000 Exchange Street
                              Charlotte, North Carolina 28208

         22. Borrower expressly waives presentment, demand, protest, and notice of dishonor as to any instrument, as well as any other notice to which Borrower might be entitled.

         23. This Agreement shall be governed and interpreted according to the laws of the State of North Carolina. Borrower and Lender hereby irrevocably submit to the jurisdiction of any State of North Carolina or federal court sitting in Mecklenburg County, State of North Carolina, for any action or proceeding arising out of or relating to this Agreement or any other agreement between Lender and the Borrower or extended by the Borrower to Lender, and Borrower and Lender hereby irrevocably agree that all claims in respect of any such action or proceeding may be heard and determined in such State of North Carolina court or, to the extent permitted by law, in such federal court. Borrower and Lender hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of any such action or proceeding. Borrower agrees to accept service of process out of the before-mentioned courts in any such action or proceeding by registered or certified mail addressed to Borrower at the addresses set forth in the introductory paragraph of this Agreement. Borrower further agrees that the foregoing provisions of this Section shall be in addition to, and not in substitution for, any other rights available to Lender pursuant to applicable law.

         24. This Agreement shall have an initial term that shall end on November 22, 1998 (the "Initial Term") and shall be automatically extended for an additional one year period on each anniversary date of this Agreement unless terminated as herein provided. Borrower may terminate this Agreement effective on the last day of the Initial Term or any renewal term by giving Lender at least ninety (90) days written notice of termination prior to the end of such term. Lender may terminate this Agreement at any time a default exists hereunder or if no default exists effective on the last day of the Initial Term or any renewal term upon giving Borrower at least ninety (90) days written notice of termination prior to the end of such term; provided, however, the terms and conditions of this Agreement shall continue until all Obligations of Borrower to Lender shall have been fully paid and satisfied, and until so paid and satisfied, Borrower shall continue to assign accounts to Lender and turn over all collections to Lender, as herein provided, and Lender shall be entitled to retain its security interest in all existing and future accounts, inventory and other Collateral. Any repayment of all or substantially all of the obligations during the term of the Obligations then outstanding with funds advanced, directly or indirectly, to the Borrower by another lender shall be deemed a termination of this Agreement by Borrower and shall, effective upon receipt of such repayment by Lender, relieve the Lender of any further obligations under this Agreement.

         26. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their heirs, personal representatives, successors and assigns and shall not be modified or altered except in writing, signed by the party to be charged.

         27. This Agreement supersedes all prior commitments and commitment letters heretofore made by Lender.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal as of the day and year first above written.

                                        WSMP, INC.
ATTEST:


By /s/ James W. Berry                   By /s/ Bobby G. Holman
   ------------------                      -------------------

Title  Asst. Sec.                       Title  CFO & Treasurer
       ----------                              ---------------

         (Corporate Seal)


                                        NATIONAL BANK OF CANADA


                                        By /s/ C. Collie
                                           -------------

                                        Title VP & Mgr.
                                              ---------

                                        By /s/ Alex M. Council IV
                                           ----------------------

                                        Title Vice President
                                              --------------

                                    EXHIBIT A

                             [List of Subsidiaries]

                                    EXHIBIT B

                          [Interests in other Persons]

                                    EXHIBIT C

                             COMPLIANCE CERTIFICATE
                                     for the
                       period/year ending _________, ____


To:      National Bank of Canada
         Two First Union Center, Suite 2020
         Charlotte, North Carolina 28282
         Attention: Alex M. Council, Vice President

Ladies and Gentlemen:

         This Compliance Certificate (the "Certificate") is being delivered pursuant to Section 14(iv) of that certain Financing and Security Agreement (the "Agreement") dated as of _________ __, 1996 between WSMP, Inc. (the "Borrower") and NATIONAL BANK OF CANADA (the "Lender"). All capitalized terms, unless otherwise defined herein, shall have the same meanings as in the Agreement. All the calculations set forth below shall be made pursuant to the terms of the Agreement.

         The undersigned, the chief executive officer, chief financial officer or chief accounting officer of the Borrower, does hereby certify to the Lender that:


1.       DEFAULT.

         No default has occurred and is continuing or if a default has occurred and is continuing, I have described on the attached Exhibit A the nature thereof and the steps taken or proposed to remedy such default.

                                                Actual   Required   Compliance
                                                ------   --------   ----------
2.       SECTION 14(xix) - Tangible Net Worth.                      Yes    No
         The Borrower must maintain a Tangible
         Net Worth of at least $_______1





--------
         1 $15,000,000.00 on February 28, 1997 and for each fiscal year thereafter an amount equal to the prior fiscal year's Tangible Net Worth requirement plus fifty percent (50%) of the Borrower's after-tax profits for the fisal year then ended.


                                                                 Actual        Required             Compliance
                                                                 ------        --------             ----------


3.  SECTION 14(xx)-Total Liabilities to Tangible Net Worth.      __ to 1.0     2.0 to 1.0           Yes   No
    ------------------------------------------------------
    The Borrower must maintain a ratio of Total Liabilities
    to Tangible Net Worth of not more than 2.0 to 1.0 on
    February 28, 1997 and on each fiscal quarter thereafter.


4.  SECTION 14(xxi)-Working Capital.  The Borrower must          $_____        $400,000.00          Yes   No
    -------------------------------
    maintain Working Capital of at least $400,000.00 on
    February 28, 1997 and on each fiscal quarter
    thereafter.


5.  SECTION 14(xxii)-EBIT to Interest Expense.  The              __ to 1.0     1.35 to 1.0          Yes   No
    -----------------------------------------
    Borrower must maintain a ratio of EBIT to Interest
    Expense of at least 1.35 to 1.0 for the twelve month
    period ending on February 28, 1997 and on each fiscal
    quarter thereafter.


6.  ATTACHED SCHEDULE 1.

    Attached hereto as Schedule 1 are the calculations supporting the computation set forth in items 2-5 of this Certificate. All information contained herein and on Schedule 1 is true and correct.


9.  FINANCIAL STATEMENTS.

    The audited/unaudited financial statements attached hereto were prepared in accordance with GAAP and fairly and accurately represent, on a consolidated and consolidating basis, the financial condition and the results of the operations of the Borrower at the date and for the periods indicated therein.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate effective this ___ day of _______________, 19__.



                                         By:
                                             --------------------------
                                         Name:
                                              -------------------------
                                         Title:
                                               ------------------------

                                   Schedule 1
                            to Compliance Certificate

               Calculations of Compliance with Financial Covenants


1.    Tangible Net Worth.
      A.  Stockholders' equity plus                                       $
                                                                           ----
      B.  Subordinated Debt minus                                         $
                                                                           -----
      C.  Goodwill minus                                                    <$        >
                                                                             --------
      D.  Patents, trademarks, trade names and copyrights minus
      E.  Deferred expenses minus                                           <$        >
                                                                              --------
      F.  Other intangible assets minus                                     <$        >
                                                                              --------
      G.  Tangible Net Worth (1.A. + 1.B.) - (1.C. through 1.F.)          $
                                                                           ----
2.    Total Liabilities to Tangible Net Worth.
      A.  Total Liabilities                                               $
                                                                           ----
      B.  Tangible Net Worth (from 1.H. above)                            $
                                                                           ----
      C.  Total Liabilities to Tangible Net Worth (2.A. / by 2.B.)              to
                                                                          ------ -----

3.    Working Capital.
      A.  Current Assets                                                  $
                                                                           ----
      B.  Current Liabilities                                             $
                                                                           ----
      C.  Working Capital (3.A.-3.B.)                                     $
                                                                           ----

4.    EBIT to Interest Expense.
      A.  Net Income plus                                                 $
                                                                           ----
      B.  Taxes plus                                                      $
                                                                           ----
      C.  Interest Expense                                                $
                                                                           ----
      D.  EBIT (4.A. + 4.B. + 4.C.)                                       $
                                                                           ----
      E.  EBIT to Interest Expense (4.D. / 4.C.)                                to
                                                                          ------ ----

                                    Exhibit A
                          Defaults or Events of Default
                                    (if any)

                                    EXHIBIT D


                            [Permitted Indebtedness]